EXHIBIT 10.b.(xxxi)
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                            A&B EXCESS BENEFITS PLAN
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                                AMENDMENT NO. 1
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     The A&B Excess Benefits Plan, as amended and restated effective
February 1, 1995, is hereby amended, effective July 1, 1997, as follows:

     1. Sections 2.07 and 2.08 are hereby redesignated Sections 2.08 and 2.09, respectively.

     2.   A new Section 2.07 is hereby added, as follows:

          "2.07. "Fair Market Value" shall, with respect to the per share valuation of A&B common stock, be the mean between the high and low selling prices per share of A&B common stock on the last date A&B common stock was traded before the date in question, as reported on the Nasdaq National Market System (or any successor system)."

     3.   A new Section 2.10 is hereby added, as follows:

          "2.10 "Section 16 Insider" shall mean any Participant who is, at the time of the relevant determination or was at any time within the immediately preceding six (6) months, an officer or director of A&B subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended."

     4.   Section 4.03 is hereby amended in its entirety to read as follows:

          "4.03.  MAINTENANCE OF ACCOUNTS.  The Administrator shall
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     establish and maintain an individual account for each Participant.
     The Administrator shall annually credit to a Participant's account as of the end of each year an amount equal to the difference between
     (i) the employer contribution and forfeitures that would have been allocated to such Participant's account under the A&B Profit Sharing Plan with respect to such year were such allocation to be made without regard to the limitations of the Internal Revenue Code and (ii) the amount actually allocated to such Participant's account after having taken such limitations into account. For the purposes of this Plan, the benefit to which the Participant is entitled under the A&B Profit Sharing Plan shall be determined by including as part of the Par-ticipant's compensation all deferred base salary. Subject to the provisions stated below, and pursuant to procedures determined by the Compensation and Stock Option Committee of the Board of Directors, or by the committee or individual(s) to which such authority is delegated, the Participant may make an election ("Conversion Elec-tion") to have all or any portion of the amount that is credited to his/her account, converted into common stock-equivalent units which will be valued from time to time on the basis of the Fair Market Value of A&B common stock.

          From time to time, the value of each account shall be adjusted to reflect an investment return on the balance credited to such account, and such value and adjustments periodically shall be communicated to each Participant. Such periodic valuation shall be made as follows:

               (a)  Cash Balance.  The portion of the Participant's account
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     valued in cash shall be credited with interest, compounded annually, at an annual rate equal to 1% above the New York Federal Reserve Bank discount rate in effect as of the date interest is computed and credited. Interest shall be computed and credited as of such date and on such account balance as specified by the Administrator. In the absence of such specifications, interest shall be credited and computed as of January 1 of each year on the balance of the account on the preceding January 1 or, if payments have been made out of an account during the preceding year, on the average balance of that account during the preceding year.

               (b)  Common Stock-Equivalent Units.
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                    (1)  The common stock-equivalent units will be credited,
     at the time dividends are paid on outstanding shares of A&B common stock, with an amount ("dividend-equivalent credits") equal to the dividends which otherwise would be paid if the number of common stock-equivalent units in the Participant's account were actually outstanding shares of A&B Common Stock.

                    (2) Dividend-equivalent credits will be applied in the manner of a dividend reinvestment plan to purchase additional common stock-equivalent units valued at Fair Market Value on the applicable dividend payment date.

                    (3) Pursuant to procedures determined by the Compensation and Stock Option Committee of the Board of Directors, or by the committee or individual(s) to which such authority is delegated, a Participant may elect to have all or a portion of the Participant's common stock-equivalent units converted into cash on the basis of the Fair Market Value (at date of conversion) of the shares of A&B common stock represented by such units; provided, however, that Participants may not make such an election if they are Section 16 Insiders at the time of such election. Any portion so converted to cash shall begin to earn interest in accordance with paragraph (a) above, and shall stop earning dividend-equivalent credits.

                    (4) Any common stock-equivalent units credited to a Participant's account shall automatically be converted into cash, on the basis of the Fair Market Value (at the date of conversion) of the shares of A&B common stock represented by such units, upon the Participant's termination of employment with A&B for any reason. Any amounts so converted to cash shall begin to earn interest in accordance with paragraph (a) above.

          The account of each Participant shall be entered on the employer's books as a liability, payable when due out of general assets. Participant accounts shall not be funded by any trust or insurance contract; nor shall any assets be segregated or identified with any such account; nor shall any property or assets be pledged, encumbered, or otherwise subjected to a lien or security interest for payment of benefits."

     5. Except as modified by this Amendment, all terms and provisions of the A&B Excess Benefits Plan shall continue in full force and effect.

     IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused its authorized officers to affix the corporate name and seal hereto this 26th day of June, 1997.

                              ALEXANDER & BALDWIN, INC.

                              By /s/ Miles B. King
                                 Its Vice President


                              By /s/ Alyson J. Nakamura
                                 Its Assistant Secretary